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                                                                    EXHIBIT 99.1



                  IDEX CORPORATION COMPLETES ACQUISITION OF EPI

NORTHBROOK, IL, MAY 2 -- IDEX CORPORATION (NYSE: IEX) today announced that it has completed its previously-announced acquisition of Eastern Plastics, Incorporated (EPI), a global leader in high-precision, integrated fluidics and associated engineered plastics solutions. Based in Bristol, Connecticut, with revenues of approximately $30 million, EPI's products are used in a broad set of end markets including medical diagnostics, analytical instrumentation, and laboratory automation. Terms of the transaction were not disclosed.

ABOUT IDEX

IDEX Corporation is the world leader in fluid-handling technologies for positive displacement pumps and metering products, dispensing equipment for color formulation, and other highly engineered products including fire suppression equipment, rescue tools and engineered band clamping systems. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol "IEX".